Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into between Tidewater Inc., a Delaware corporation (the “Company”) and John T. Rynd (the “Employee” and, together with the Company, the “Parties”), on February 15, 2018 (the “Execution Date”), with effect from March 5, 2018 (the “Effective Date”‘). Capitalized terms used but not defined in this Agreement have the respective meanings provided in Appendix A.

RECITALS

WHEREAS, the Company desires to attract and retain well-qualified executive officers and to assure itself of the continuity of its management;

WHEREAS, upon the terms and conditions set forth in this Agreement, the Company desires to employ the Employee, and the Employee desires to accept such offer of employment; and

WHEREAS, through his performance of services for the Company, the Employee is expected to attain substantial knowledge and expertise in the conduct and operation of the Business and certain proprietary and confidential information associated with the Business, the dissemination of or competition against which could cause the Company to be substantially and irrevocably harmed.

NOW THEREFORE, in consideration of the mutual promises, covenants, agreements, and obligations contained in this Agreement, the Employee’s continuing access to confidential or proprietary information, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

EMPLOYMENT AND TERM

1.1Engagement and Term. Subject to the terms and conditions set forth in this Agreement, the Company agrees to employ the Employee in the capacity described in Section 1.2 and the Employee hereby accepts such employment for a period beginning on the Effective Date and ending on the third anniversary of the Effective Date; provided, however, that the Employee’s term of employment under this Agreement will be extended automatically for one additional year unless, at least 60 days prior to an annual renewal date, one Party gives written notice to the other of its election not to so extend the term (such period, as it may be extended under the terms of this Agreement, the “Employment Period”).

1.2Duties and Responsibilities. During the Employment Period, the Employee will serve as President and Chief Executive Officer of the Company reporting directly to the Board. The Employee will have all of the authority, duties, and responsibilities that are commonly incident to the offices of President and Chief Executive Officer of a public corporation.

1.3Attention and Efforts. The Employee agrees to devote all of his business time to the Business of the Company, to use his best efforts to perform faithfully and efficiently his duties under this Agreement, and will not engage in or be employed by any other business; provided, however, that nothing in this Agreement prohibits the Employee from (a) serving as a member of the board of directors, board of trustees, or the like of any civic, charitable, or non- profit entity; (b) investing his assets in such form or manner requiring no more than nominal services on the part of the Employee in the operation of the business of the entity in which such investment is made and provided such investment is permissible under Section 5.3: or (c) serving in various capacities with, and attending meetings of, industry or trade groups and associations, as long as the Employee’s activities permitted by clauses (a), (b), and (c) of this Section 1.3 do not materially and unreasonably interfere with the ability of the Employee to perform the duties and discharge the responsibilities required of him under this Agreement.

1.4Primary Work Location. The Employee’s services will be performed principally at the offices of the Company in Houston, Texas. The Employee acknowledges that the nature of his duties may require him to travel a considerable amount of time within the United States and internationally.

1.5Board Appointment. The Employee will be appointed as a member of the Board as of the Effective Date and agrees that, during the Employment Period, he will not receive any additional compensation for service as a member of the Board.

1.6Status of Change of Control Agreement. The Parties agree that, in the event of a Change of Control during the Employment period, the provisions of any change of control agreement between the Employee and the Company then in effect will govern the terms of the Employee’s employment from and after the occurrence of the Change of Control and that the terms and conditions of this Agreement (including, but not limited to, the restrictive covenants set forth in Article V) will have no further force or effect. However, if no change of control agreement is in effect between the Parties or if the Employee agrees to waive the occurrence of a given Change of Control under such agreement, this Agreement will continue in full force in accordance with its terms without interruption.

ARTICLE II

COMPENSATION AND BENEFITS

2.1Base Salary. During the Employment Period, the Employee will receive an annual base salary of $705,000 (as in effect from time to time in accordance with this Agreement, the “Base Salary”), paid in installments in accordance with the Company’s regular payroll practices, but no less frequently than monthly. The Base Salary may not be decreased during the Employment Period without the written consent of the Employee. During the Employment Period, the Base Salary will be reviewed whenever the Company undertakes a review of the base salaries of the Company’s executive officers, but no less than annually. Any increase in Base Salary will not serve to limit or reduce any other obligation to the Employee under this Agreement.

2.2Short-term Incentive Award. In addition to Base Salary, the Employee will be eligible to earn a short-term incentive award for each fiscal year ending during the Employment Period in accordance with the terms and conditions of the Company’s short-term incentive plan for executive officers as approved by the Committee (the “Bonus”), with an annual target bonus opportunity of 100% of Base Salary (as in effect from time to time in accordance with this

Agreement, the “Target Opportunity”). For the year ended December 31, 2018, the Employee will be entitled to a Pro-Rata Bonus, which will be paid at the same time bonuses are paid to other executive officers of the Company.

2.3Long-term Incentive Awards.

(a)In consideration of the Employee entering into this Agreement and as an inducement to join the Company, the Committee will grant to the Employee a long-term incentive award with a grant date value of $2,750,000 (the “Initial LTI Grant”). The Initial LTI Grant, which will be granted under, and subject to the terms and conditions of, the Tidewater Inc. 2017 Stock Incentive Plan, will consist of two components: (i) a grant of time-based restricted stock units on the Effective Date, valued at $1,100,000, with the number of restricted stock units granted based on the closing price of a share of Common Stock on such date (rounded up to the next whole share), which will vest on the third anniversary of the Effective Date; and (ii) a performance-based award with a grant date value of $1,650,000, which will be granted to the Employee within 30 days of the Effective Date based on performance metrics mutually agreed upon by the Parties. The Parties agree that, in addition to any acceleration of vesting that may occur as provided in Article IV, acceleration of vesting of any outstanding but unvested portion of the Initial LTI Grant will occur upon a Change of Control, with performance deemed to have been achieved at target performance levels for the performance-based award.

(b)Effective January 1 of the first full year in the Employment Period, the Employee will be eligible to participate in any long-term incentive program for executive officers as approved by the Committee.

2.4Incentive, Savings, and Retirement Plans. During the Employment Period, the Employee will be entitled to participate in any and all other incentive, savings, and retirement plans, practices, policies, and programs that are generally available to executive officers of the Company, subject to eligibility requirements and all other terms and conditions of the applicable plan or program, as in effect from time to time.

2.5Welfare Benefit Plans. During the Employment Period, the Employee (and the Employee’s family members or beneficiaries, as the case may be) will be eligible for participation in, and will receive all benefits under, any and all welfare benefit plans, practices, policies, and programs provided by the Company (which may include, without limitation, medical, prescription drug, dental, disability, employee life, group life, accidental death, and travel accident insurance plans and programs) that are generally available to executive officers of the Company, subject to eligibility requirements and all other terms and conditions of the applicable plan or program, as in effect from time to time.

2.6Expense Reimbursements. Subject to Section 6.12(c), the Company will promptly reimburse the Employee for all reasonable and necessary business expenses incurred by the Employee during the Employment Period in the course of performing his duties under this Agreement, provided that such expenses are incurred and accounted for in accordance with the policies and practices of the Company regarding travel, entertainment, and other business expenses as in effect from time to time.

2.7Vacation. During the Employment Period, the Employee will be entitled to paid vacation and/or personal time off in accordance with the Company’s policies for executive officers of the Company as in effect from time to time, subject to a minimum of four weeks per year.

ARTICLE III

TERMINATION OF EMPLOYMENT

3.1Death. In the event that the Employee dies during the Employment Period, his employment will terminate automatically upon his death.

3.2Disability. During the Employment Period, the Company may terminate the Employee’s employment if he becomes incapacitated due to a Disability.

3.3Termination by the Company. During the Employment Period, the Company may terminate the Employee’s employment at any time, with or without Cause. For the avoidance of doubt, the Company giving notice of non-renewal of this Agreement in accordance with Section 1.1 without also terminating Employee’s employment will not constitute a termination without Cause under this Agreement.

3.4Termination by the Employee. During the Employment Period, the Employee may terminate his employment at any time, with or without Good Reason.

3.5Notice of Termination. Any termination of the Employee’s employment during the Employment Period, other than as a result of the Employee’s death, will be communicated by written notice of termination to the other Party in accordance with Section 6.3, indicating the specific termination provision relied upon and the effective date of the termination.

3.6Effect of Termination. Upon the termination of the Employee’s employment for any reason during the Employment Period, the Employee will be deemed to have resigned from the Board and any other officer or director positions he holds with the Company or any of its Affiliates.

ARTICLE IV

OBLIGATIONS UPON TERMINATION OF EMPLOYMENT

4.1Accrued Obligations. Upon termination of employment for any reason during the Employment Period, the Employee will be entitled to receive promptly, and in addition to any other benefits specifically provided by this Agreement, (a) any earned but unpaid Base Salary through the Termination Date, (b) any accrued but unpaid vacation pay, and (c) any other amounts or benefits required to be paid or provided or which the Employee, the Employee’s family members, beneficiaries, heirs, or legal representatives is entitled to receive under any plan, program, policy, practice, or agreement of the Company (collectively, the “Accrued Obligations”).

4.2Termination of Employment due to Death or Disability. If, during the Employment Period, the Employee dies or is terminated due to Disability, then, in addition to the Accrued Obligations, the Employee or, as applicable, his beneficiaries, heirs, or legal estate, will be entitled to receive (a) a Pro Rata Bonus for the year in which the Termination Date occurred, which will be paid at the same time bonuses are paid to other executive officers of the Company and (b) immediate vesting of all equity or long-term incentive awards that are outstanding but unvested as of the Termination Date (including, but not limited to, the Initial LTI Grant), with performance deemed to have been achieved at target performance levels for any performance- based awards.

4.3Termination of Employment by the Company without Cause or by the Employee for Good Reason. If, during the Employment Period, the Company terminates the Employee’s employment without Cause or the Employee terminates his employment for Good Reason, then, in addition to the Accrued Obligations, the Employee will be entitled to receive (a) a cash severance payment equal to the sum of one year of Base Salary and the Target Bonus, which will be paid to him in 12 equal monthly installments beginning with the first payroll period after the Termination Date; (b) a Pro Rata Bonus for the year in which the Termination Date occurred, which will be paid at the same time bonuses are paid to other executive officers of the Company; and (c) immediate vesting of any outstanding but unvested portion of the Initial LTI Grant, with performance deemed to have been achieved at target performance levels for the performance- based award.

4.4All Other Terminations of Employment. If, during the Employment Period, the Employee’s employment is terminated by the Company with Cause or by the Employee without Good Reason, then this Agreement will terminate without further obligation to the Employee, his family members, beneficiaries, or legal representatives, other than the Accrued Obligations.

4.5Set-Off: Mitigation. The Company’s obligations to make payments, to provide benefits, and otherwise to perform their obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against the Employee or others. It is the intent of this Agreement that in no event will the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement.

ARTICLE V

RESTRICTIVE COVENANTS

5.1Non-Disclosure of Confidential Information. The Employee agrees to hold in a fiduciary capacity and for the benefit of the Company all Confidential Information that the Employee obtains during his employment (whether prior to or after the Effective Date) and will use such Confidential Information solely in the good-faith performance of his duties for the Company. During his employment and after his termination of employment, the Employee agrees (a) not to communicate or make available to any Person (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (b) to deliver promptly to the Company upon its written request any Confidential Information in his possession. In the event that the provisions of any applicable law or the order of any court would require the Employee to disclose or otherwise make available any Confidential Information to a governmental authority or to any other third party, the Employee agrees to give the Company, unless it is unlawful to do so, prompt prior written notice of such required disclosure and, if possible given the terms of any production order of the judicial governmental or administrative body, an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings. Notwithstanding the foregoing, the Employee understands that nothing contained in this Agreement limits his ability: (x) to file a charge or complaint with any Government Agency; (y) to communicate with any Government Agency or otherwise participate in any investigation or proceeding conducted by any Government Agency, without notice to the Company; or (z) to receive an award for information provided to any Government Agency.

5.2Non-Disparagement. The Employee agrees that, during and after the Employment Period, he will not at any time make, publish, or communicate to any Person in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company, its Affiliates, its businesses, its products or services, or any of its employees, officers, or members of the Board; provided, however, that nothing in this Section 5.2, restricts or impedes the Employee, in any way, from (a) making factual disclosures regarding the Company (i) arising from good faith compliance with applicable law or regulation or (ii) if compelled by court order, legal proceeding, or otherwise required by law, or (b) exercising protected rights to the extent that applicable law or regulation prohibits the waiver of such rights by agreement.

5.3Covenant Not to Compete. During the Employee’s term of employment and for two years thereafter (the “Restricted Period”), the Employee agrees that he will not engage in competitive activities within any jurisdiction specified in Appendix B so long as the Company carries on a like line of business in such jurisdiction (collectively, the “Restricted Area”), as follows:

(a)The Employee will not, directly or indirectly, for himself or others or in association with any other Person, own, manage, operate, control, be employed in an executive, managerial, or supervisory capacity by, or otherwise engage or participate in, or allow his or her skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation, or control of any company or other business enterprise engaged in the Business within any of the Restricted Area; provided, however, that nothing contained in this Agreement prohibits the Employee from making passive investments as long as the Employee does not beneficially own more than 1% of the equity interests of a publicly-traded business enterprise engaged in the Business within any of the Restricted Area. For purposes of this paragraph, “beneficially own” has the same meaning ascribed to that term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.

(b)The Employee will not, directly or indirectly, for himself or others or in association with any other Person, solicit any customer of the Business or of the Company, or otherwise interfere, induce, or attempt to induce any customer, supplier, licensee, or business relation of the Company for the purpose of soliciting, diverting, interfering, or enticing away the business of such customer, supplier, licensee, or business relation, or otherwise disrupting any previously established relationship existing between such customer, supplier, licensee, or business relation and the Company.

(c)The Employee agrees that he will, from time to time upon the Company’s request, execute any supplement, amendment, restatement, or other modification of Appendix B as may be necessary or appropriate to correctly reflect the jurisdictions which, at the time of such modification, should be covered by Appendix B and this Section 5.3. Furthermore, the Employee agrees that all references to Appendix B in this Agreement will be deemed to refer to Appendix B as so supplemented, amended, restated, or otherwise modified from time to time.

5.4Non-Solicitation. During the Restricted Period, the Employee agrees that he will not, directly or indirectly, for himself or others or in association with any other Person, make contact with any of the employees or independent contractors of the Company for the purpose of soliciting such employee or independent contractor for hire, whether as an employee or independent contractor, or for the purpose of inducing such Person to leave the employ of the Company or cease providing services to the Company, or otherwise to disrupt the relationship of such Person with the Company. In addition, during the Restricted Period, the Employee will not hire, on behalf of himself or any company engaged in the Business, any employee of the Company, whether or not such engagement is solicited by the Employee.

5.5Injunctive Relief: Other Remedies. The Employee acknowledges that a breach or threatened breach by the Employee of this Article V would cause immediate and irreparable harm to the Company not fully compensable by money damages or the exact amount of which would be difficult to ascertain, and therefore the Company will not have an adequate monetary remedy at law. Accordingly, the Employee agrees that, in the event of a breach or threatened breach by the Employee of the provisions of this Article V, the Company will be entitled to injunctive relief to prevent or curtail any such breach or threatened breach without the necessity of posting any bond or security or showing proof of actual damage or irreparable injury. Nothing in this Agreement prohibits the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by the Employee, including, without limitation, the recovery of damages, costs, and expenses, such as reasonable attorneys’ fees, incurred by the Company as a result of any such breach or threatened breach. In addition to the exercise of the foregoing remedies, the Company has the right upon the occurrence of any such breach or threatened breach to cancel any post-employment compensatory arrangements provided in this Agreement. In particular, the Employee acknowledges that the payments and benefits provided in Article IV are conditioned upon the Employee fulfilling the agreements and covenants contained in this Article V. In the event that the Employee at any time materially breaches such agreements or covenants, the Company may suspend or eliminate the payments or benefits under Article IV during the period of such breach. The Employee acknowledges that any such suspension or elimination of payments or benefits would be an exercise of the Company’s right to suspend or terminate its performance under this Agreement upon the Employee’s breach of this Agreement and would not constitute, and should not be characterized as, the imposition of liquidated damages. Nothing contained in this Agreement impairs the Employee’s right to indemnification pursuant to (a) the Company’s certificate of incorporation or by-laws, (b) any Company insurance policy, (c) any indemnification agreement Employee may have with the Company, or (d) any policy, plan, or program maintained or sponsored by the Company.

5.6Employee’s Understanding of this Article V. The Employee acknowledges that the definition of Business, as well as the geographic and temporal scope of the covenants contained in this Article V are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the importance of the functions performed by the Employee, (b) the nature and wide geographic scope of the operations of the Company, and (c) the Employee’s level of control over and contact with the business and operations of the Company.

ARTICLE VI

MISCELLANEOUS

6.1Binding Effect: Successors.

(a)This Agreement is binding upon and inures to the benefit of the Company and any of its successors or assigns.

(b)This Agreement is personal to the Employee and may not be assignable by the Employee without the consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution.

(c)The Company will require any successor to or assignee of (whether direct or indirect, by purchase, merger, consolidation or otherwise) all or substantially all of the assets or businesses of the Company (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform or to cause to be performed all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Employee.

(d)The Company will also require all entities that control or that after the transaction will control (directly or indirectly) the Company or any such successor or assignee to agree to cause to be performed all of the obligations under this Agreement, such agreement to be set forth in a writing reasonably satisfactory to the Employee.

(e)The obligations of the Company and the Employee that, by their nature, may require either partial or total performance after the expiration of the term of the Agreement will survive such expiration.

6.2 No Restrictions on Employment. The Employee represents to the Company that the execution of, and performance of his duties under, this Agreement will not constitute a breach of, or otherwise violate, any other agreement to which the Employee is a party. The Employee further represents to the Company that, in discharging his duties and responsibilities as an officer and director of the Company, he will not utilize or disclose any confidential information obtained by him through any prior employment or service relationship.

6.3 Notices. All notices under this Agreement must be in writing and will be deemed to have been given upon receipt of delivery by: (a) hand (against a receipt for such delivery), (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt for such service), or (d) facsimile transmission with confirmation of receipt. All notices to the Company related to this Agreement should be sent to the Company’s principal executive offices as disclosed in its filings with the Securities and Exchange Commission, addressed to the Office of General Counsel. All notices to the Employee should be delivered to the most recent address as provided by the Employee to the human resources department of the Company. Either Party may update its address for receipt of notices by providing written notice to the other Party as provided under this Section 6.3.

6.4 Governing Law; Consent to Jurisdiction. This Agreement will be construed and enforced in accordance with and governed by the internal laws of the State of Texas without regard to principles of conflict of laws. The Parties agree that any action brought with respect to this Agreement and the transactions contemplated under this Agreement including, but not limited to, any action for injunctive relief for the breach or threatened breach of any agreement or covenant under Article V, will be brought in state or federal court in Harris County, Texas, and further that such venue will be the exclusive venue for resolving any such disputes. The Parties consent to personal jurisdiction in state or federal court in Harris County, Texas and further waive any objection they may have as to such venue.

6.5Withholding. The Employee agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.

6.6Amendment; Waiver. No provision of this Agreement may be modified, amended or waived except by an instrument in writing signed by both Parties.

6.7Severability. If any term or provision of this Agreement, or the application of such term or provision to any Person or circumstance, is, at any time or to any extent, invalid, illegal, or unenforceable in any respect as written, the Parties intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law. Any such provision that is not susceptible of such reformation will be ignored so as to not affect any other term or provision of this Agreement, and the remainder of this Agreement, or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid, illegal, or unenforceable, will not be affected and each other term and provision of this Agreement will be valid and enforced to the fullest extent permitted by law.

6.8Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of this Agreement.

6.9Remedies Not Exclusive. No remedy specified in this Agreement is intended to be such Party’s exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the Parties have all other rights and remedies provided to them by applicable law, rule, or regulation.

6.10Company’s Reservation of Rights. The Employee acknowledges and understands that the Employee serves at the pleasure of the Board and that the Company has the right at any time to terminate Employee’s status as an employee and officer of the Company, or to change or diminish his or her status during the Employment Period, subject to the rights of the Employee to claim the benefits conferred by this Agreement.

6.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

6.12Section 409A. Notwithstanding any other provision of this Agreement:

(a)It is the intent of the Parties that this Agreement comply with Code Section 409A and that the payments and benefits provided under this Agreement either comply with, or are exempt from, Code Section 409A, and this Agreement should be construed and interpreted accordingly.

(b)If, as of the Termination Date, the Employee is a “specified employee” (as defined and determined under Code Section 409A) and any payment or benefit provided to him in connection with his termination of employment constitutes “non-qualified deferred compensation” subject to Code Section 409A, then the payments and benefits that may be paid to the Employee during the six-month period following the Termination Date will be limited to (i) medical benefits that are allowed to be provided during such time pursuant to Code Section 409A, (ii) any amounts that qualify for the short-term deferral exception to Code Section 409A, (iii) any amounts that qualify for the involuntary separation from service exception to Code Section 409A, and (iv) any other payments to the extent they are covered by an exception to such six-month delay applicable to specified employees. All other payments and benefits will not be paid to the Employee until the first business day that is six months after the Termination Date or, if earlier, on the Employee’s death.

(c)To the extent required by Code Section 409A, all reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a single calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

[signatures appear on the following page]

IN WITNESS WHEREOF, Tidewater and the Employee have executed this Agreement on the Execution Date, with effect from the Effective Date.

TIDEWATER INC.

By:	/s/ Thomas R. Bates, Jr.
Thomas R. Bates, Jr.
Chairman of the Board of Directors

EMPLOYEE:

/s/ John T. Rynd
John T. Rynd

Signature Page to Employment Agreement (Rynd)

Appendix A

Definitions

Unless otherwise defined in this Agreement (including the preamble and the recitals), the following terms (and capitalized variants of such terms) have the meanings indicated, unless the context clearly indicates otherwise:

“Accrued Obligations” has the meaning provided in Section 4.1.

“Affiliate” means a Person that controls, or is controlled by, or is under common control with, another specified Person, either directly or indirectly.

“Agreement” means this Executive Employment Agreement, as it may be amended and in effect from time to time in accordance with its terms.

“Base Salary” has the meaning provided in Section 2.1.

“Board” means the board of directors of the Company.

“Bonus” has the meaning provided in Section 2.2.

“Business” means the businesses of providing vessel services for the offshore oil and gas, marine construction, LNG terminal support, and other related industries.

“Cause” means either:

(a)the willful and continued failure of the Employee to substantially perform his duties with the Company (other than any such failure resulting from a Disability), after a written demand for substantial performance is delivered to the Employee by the Board that (i) specifically identifies the manner in which the Board believes that the Employee has not substantially performed his duties and (ii) provides the Employee with (1) an opportunity to discuss the alleged conduct with the Board and (2) with respect toconduct that is susceptibleof cure (as determined by the Board in its sole discretion), a reasonable opportunity (but in no event more than 30 days) to cure;

(b)the willful engaging by the Employee in conduct which is demonstrably and materially injurious to the Company or its Affiliates, monetarily or otherwise;

(c)the Employee’s indictment for, conviction of, or guilty or no contest plea to, a felony or any crime involving dishonesty; or

(d) the Employee’s willful misappropriation of Company funds, or any other willful act of personal dishonesty that is a material violation of the Company’s policies; or

(e) the Employee’s material breach of any of the covenants set forth in Article V of this Agreement (or any similar covenants to which the Employee may be subject from time to time in connection with the Employee’s employment with the Company).

For purposes of this provision, no act or failure to act, on the part of the Employee, will be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that his action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or one of its committees will be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.

“Change of Control” has the meaning provided in the Change of Control Agreement entered into between the Company and the Employee or, if no such agreement exists, the meaning provided in the Tidewater Inc. 2017 Stock Incentive Plan.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes, for each such section cited, the regulations and guidance issued under such section.

“Committee’’ means the Compensation Committee of the Board.

“Common Stock” means the Company’s common stock, $0,001 par value per share.

“Company” means Tidewater Inc., a Delaware corporation, or its successor as provided in Section 6.1.

“Confidential Information” means confidential and proprietary information, knowledge, or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) of the past, current, or prospective business or operations of the Company, that is not publicly known, whether or not marked confidential, including, without limitation, information relating to any (a) services, projects, or jobs; (b) estimating or bidding procedures; (c) bidding strategies; (d) present and future business plans, actual or potential business acquisitions or joint ventures, capital expenditure projects, and cost summaries; (e) trade secrets; (f) marketing data, strategies, or techniques; (g) financial reports, budgets, projections, and cost analyses; (h) pricing information, codes, and analyses; (i) employee lists; (j) customer records, customer lists, and customer source lists; (k) confidential filings with any government agency; and (1) internal notes and memoranda relating to any of the foregoing, provided that Confidential Information will not include any information, knowledge, or data that is now, or hereafter becomes, known to the public (other than by breach of this Agreement by the Employee or breach by any other party of a confidentiality obligation owed to the Company).

“Disability” means a condition that would entitle the Employee to receive benefits under the Company’s long-term disability insurance policy in effect at the time either because he is totally disabled or partially disabled, as such terms are defined in the Company’s policy in effect as of the Effective Date or as similar terms are defined in any successor policy. If the Company has no long-term disability plan in effect, a “Disability” will occur if (a) the Employee is rendered incapable because of physical or mental illness of satisfactorily discharging his duties and responsibilities to the Company for a period of 90 consecutive days, (b) a duly qualified physician chosen by the Company and acceptable to the Employee or his legal representatives so certifies in writing, and (c) the Board determines that the Employee has become disabled.

“Effective Date” has the meaning provided in the preamble.

“Employment Period” has the meaning provided in Section 1.1.

“Execution Date” has the meaning provided in the preamble.

“Good Reason” means the existence of any of the following, without the Employee’s written consent:

(a)a material diminution in the Employee’s Base Salary or Target Opportunity;

(b)a material diminution in the Employee’s authority, duties, or responsibilities;

(c)a change to the Employee’s primary work location requiring the Employee to be based more than 50 miles from the location identified in Section 1.4; or

(d)a material breach of the Agreement by the Company including, but not limited to, the failure of the Company or its Affiliates to obtain the assumption of their obligations under this Agreement by any successor or assign as contemplated in Section 6.1.

For purposes of this definition, the Employee’s termination will not be considered to have been with Good Reason unless (x) he provides written notice to the Company of the condition constituting Good Reason within 90 days of the Employee having knowledge of its initial existence, (y) such condition remains uncured for at least 30 days following the Company’s receipt of the Employee’s notice, and (z) the Employee actually terminates employment following the expiration of any cure period but within two years of the initial occurrence of such condition.

“Government Agency” means any federal, state, or local governmental agency or commission.

“Initial LTI Grant” has the meaning provided in Section 2.3.

“Parties” has the meaning provided in the preamble.

“Person” means a natural person or company, and also means the group or syndicate created when two or more Persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “Person” does not include an underwriter temporarily holding a security pursuant to an offering of the security.

“Pro-Rata Bonus” means a Bonus for a given fiscal year, calculated based on actual performance as provided in the applicable short-term incentive plan, pro-rated for the portion of the fiscal year in which the Employee provided services to the Company.

“Restricted Area” and “Restricted Period” have the meanings provided in Section 5.3.

“Target Bonus” means the target Bonus for which the Employee is eligible for a given fiscal year, as established by the Company for such year, or, if no target Bonus has been established as of the applicable date, the Base Salary multiplied by the Target Opportunity.

“Target Opportunity” has the meaning provided in Section 2.2.

“Termination Date” means the date that the Employee has a “separation of service,” as such term is used in Code Section 409A, regardless of the reason for termination of employment.

Appendix B

Restricted Area

For Purposes of the Non-Compete Covenant

Parishes of the State of Louisiana
Jurisdictions Outside Louisiana
Acadia
Allen	Texas Counties:
Ascension	Harris
Assumption	Sabine
Avoyelles	Orange
Beauregard	Jefferson
Calcasieu	Chambers
Cameron	Galveston
East Baton Rouge	Montgomery
East Feliciana	Brazoria
Evangeline	Matagorda
Iberia	Jackson Calhoun
Iberville	Victoria
Jefferson	Aransas
Jefferson Davis	Kleberg
Lafayette	San Patricio
Lafourche	Nueces
Livingston	Kenedy
Orleans	Willacy
Plaquemines	Cameron
Pointe Coupee	Dallas
Rapides	Tarrant
St. Bernard	Johnson
St. Charles	Ellis
St. Helena
St. James	Florida Counties:
St. John the Baptist	Broward
St. Landry	Dade
St. Martin	Palm Beach
St. Mary	St. John’s
St. Tammany	Duval
Tangipahoa	Manatee
Terrebonne	Pinellas
Vermillion	Hillsborough
Washington	Escambia
West Baton Rouge	Okaloosa
West Feliciana	Santa Rosa

Alabama Counties:
Mobile
Baldwin

Mississippi Counties:
Hancock
Jackson
Pearl River
Harrison

B-1

The Parties acknowledge and agree that the Company is a company with extensive worldwide and offshore operations and it is the Parties’ intent that the non-competition covenant be given as broad a geographic effect as is lawful. Accordingly, in addition to the foregoing specified locations, it is the Parties’ intent that the noncompetition covenant set forth in the Agreement be given effect throughout the United States and worldwide, to the extent that the Employee would seek to provide prohibited services to a company in competition with the Company in any of the jurisdictions in which it operates. To the extent that a court of relevant jurisdiction determines the geographic scope set forth herein to be overbroad, the Parties hereby consent to such modification as the court may order such that the broadest possible geographic footprint of the non-competition covenant is enforceable.

B-2